Exhibit 23.01

Consent of Independent Certified Public Accountants

We have issued our report dated March 26, 2004, accompanying the consolidated financial statements included in the Annual Report of SAN Holdings, Inc. on Form 10-KSB for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of SAN Holdings, Inc. on Form S-8 (File No. 333-81910).

/s/ GRANT THORNTON LLP

Denver, Colorado
March 30, 2004